FOR:	WesBanco, Inc.
COMPANY CONTACT:
John Iannone
Vice President, Investor Relations
(304) 905-7021

WesBanco Declares Increase in Quarterly Cash Dividend to Its Shareholders

Wheeling, WV, February 22, 2018 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company announced today that its Board of Directors has approved an 11.5% increase in the quarterly cash dividend to $0.29 per common share from the previous quarterly dividend of $0.26 per common share.  The higher dividend rate will be payable on April 2, 2018 to shareholders of record on March 9, 2018.  This is the eleventh increase in the quarterly dividend since 2010, and represents a cumulative increase of 107% over that period.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company's record earnings achieved during 2017, strong regulatory capital and liquidity positions, solid execution on well-defined long-term operational and growth strategies, and the recent change in Federal tax law.  The new cash dividend represents an annualized cash dividend rate of $1.16 per common share.  Based upon yesterday's closing common stock price of $42.37, the new dividend equates to a yield of approximately 2.7%.

About WesBanco, Inc.
Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $9.8 billion (as of December 31, 2017).  WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management.  WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with approximately $3.9 billion of assets under management (as of December 31, 2017), and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds.  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 172 financial centers in the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia.  In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.